------
FORM 4                                 U.S. SECURITIES AND EXCHANGE COMMISSION
------                                           Washington D.C.  20549

[  ] Check this box if               STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
     no longer Subject
     to Section 16.    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
                         Section 17(a) of the Public Utility Holding Company Act of 1935 or
                                  Section 30(f) of the Investment Company Act 1940
--------------------------------------------------------------------------------------------------------------------------------
|1.Name and Address of Reporting Person* |2.Issuer Name and Ticker or Trading Symbol   |6.Relationship of Reporting Person to  |
|                                        |                                             |  Issuer (Check all Applicable)        |
|   Silverman,    Stanley        W.      |  C&D TECHNOLOGIES, INC.    (CHP)            |                                       |
|----------------------------------------|---------------------------------------------| _X_ Director       ___ Owner          |
|   (Last)        (First)        (MI)    |3.IRS Identification  |4.Statement for       |                                       |
|                                        |  Number of Reporting |  Month/Day/Year      | ___ Officer (give  ___ Other          |
|                                        |  Person, if an entity|                      |       title below)     (Specify below)|
|    1472 Mundock Road                   |  (Voluntary)         |     02/26/03         |                                       |
|                                        |                      |                      |                                       |
|----------------------------------------|                      |----------------------|---------------------------------------|
|          (Street)                      |                      |5.If Amendment,       |7.Individual or Joint/Group Filing     |
|                                        |                      | Date of Original     |  (Check Applicable Line)              |
|                                        |                      | (Month/Day/Year)     |                                       |
|                                        |                      |                      | _X_ Form filed by One Reporting Person|
|    Dresher,        PA       19025      |                      |                      |                                       |
|                                        |                      |                      | ___ Form filed by More than One       |
|                                        |                      |                      |     Reporting Person                  |
|----------------------------------------|----------------------|----------------------|---------------------------------------|
|  (City)            (State)     (Zip)                                                                                         |
|                                       TABLE I - Non-Derivative Securities Acquired, Disposed of or Beneficially Owned        |
|------------------------------------------------------------------------------------------------------------------------------|
|1.Title of Security |2.Transac-   |2A. Deemed  |3.Trans.  |4.Security Acquired (A)|5.Amount of        |6.          |7.Nature of |
|  (Instr. 3)        |  tion Date  |Execution   |  Code    |  or Disposed of (D)   | Securities        |Ownership   |  Indirect  |
|                    | (Mon/Day/Yr)|Date, if any|(Instr. 8)|  (Instr. 3, 4 & 5)    | Beneficially Owned|Form Direct |  Beneficial|
|                    |             |(Month/Day/ |      |   |      |(A) |           | Following Reported|(D) or      |  Ownership |
|                    |             |Year)       |      |   |      | or |           | Transactions      |Indirect (I)|  (Instr. 4)|
|                    |             |            | Code | V |Amount|(D) |Price      | (Instr. 3 and 4)  |            |            |
|--------------------|-------------|------------|-----------------|----|-----------|-------------------|------------|------------|
|                    |             |            |      |   |      |    |           |                   |            |            |
|                    |             |            |      |   |      |    |           |                   |            |            |
|--------------------|-------------|------------|------|---|------|----|-----------|-------------------|------------|------------|
|                    |             |            |      |   |      |    |           |                   |            |            |
|                    |             |            |      |   |      |    |           |                   |            |            |
|--------------------|-------------|------------|------|---|------|----|-----------|-------------------|------------|------------|
|                    |             |            |      |   |      |    |           |                   |            |            |
|                    |             |            |      |   |      |    |           |                   |            |            |
|--------------------|-------------|------------|------|---|------|----|-----------|-------------------|------------|------------|
|                    |             |            |      |   |      |    |           |                   |            |            |
|                    |             |            |      |   |      |    |           |                   |            |            |
|--------------------|-------------|------------|------|---|------|----|-----------|-------------------|------------|------------|
|                    |             |            |      |   |      |    |           |                   |            |            |
|                    |             |            |      |   |      |    |           |                   |            |            |
|--------------------|-------------|------------|------|---|------|----|-----------|-------------------|------------|------------|
|                    |             |            |      |   |      |    |           |                   |            |            |
|                    |             |            |      |   |      |    |           |                   |            |            |
|--------------------|-------------|------------|------|---|----- |----|-----------|-------------------|------------|------------|
|                    |             |            |      |   |      |    |           |                   |            |            |
|                    |             |            |      |   |      |    |           |                   |            |            |
|--------------------|-------------|------------|------|---|------|----|-----------|-------------------|------------|------------|

Reminder: Report of a separate line for each class securities owned directly or indirectly.
*If the form is filed by more than one reporting person, see Instruction 4(b)(v)

                                                                   SEC1474(9-02)
                                                                    PAGE: 1 of 2

FORM 4 (continued)        TABLE II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
                                  (e.g., puts, calls, warrants, options, convertible security)
-----------------------------------------------------------------------------------------------------------------------------------|
|1.Title of|2.Conver-|3.   |3A.     |4.Tran-  |5.Number of      |6.Date     |7.Title and     |8.Price of|9.Number  |10. |11.Nature |
|Derivative|sion or  |Trans|Deemed  |saction  |  Derivative     |Exercisable|  Amount of     |Derivative|  of      |Own.|   of     |
|Security  |Exercise |Date |Exec.   |Code     |  Securities     |and        |  Underlying    |Security  |Derivative|Form| Indirect |
|(Instr. 3)|Price of |(Mon/|Date, if|(Instr.8)|  Acquired (A) or|Expiration |  Securities    |(Instr. 5)|Securities|of  |Beneficial|
|          |Deriva-  |Day/ |any     |         |  Disposed of (D)|Date       |                |          |Benefi-   |Deri|Ownership |
|          |tive     |Year)|(Month/ |         | (Instr. 3,4 & 5)|(Month/Day/| (Instr. 3 & 4) |          |cially    |    |(Instr. 4)|
|          |Security |     |Day/    |         |                 | Year)     |                |          |Owned     |Dir.|          |
|          |         |     |Year)   |---------|-----------------|-----------|----------------|          |Following |D)  |          |
|          |         |     |        |     |   |        |        |     |     |      |Amount or|          |Reported  |or  |          |
|          |         |     |        |     |   |        |        |Date |Date |Title |Number of|          |Trans.    |    |          |
|          |         |     |        |Code | V |  (A)   |  (D)   |Exbl.|Exp. |      |Shares   |          |(Instr. 4)|(I) |          |
|----------|---------|-----|--------|-----|---|--------|--------|-----------|------|---------|----------|---------------|----------|
|Employee  |         |     |        |     |   |        |        |     |     |      |         |          |          |    |          |
|Stock     |         |     |        |     |   |        |        |     |     |      |         |          |          |    |          |
|Option    |         |     |        |     |   |        |        |     |     |      |         |          |          |    |          |
|(Right to |         |2/24/|        |     |   |        |        |     |2/24/|Common|         |          |          |    |          |
| Buy)     | 16.48   |03   |        | A   |V  |  1,022 |        |(1)  |13   |Stock | 1,022   |          |1,022     |D   |          |
|----------|---------|-----|--------|-----|---|--------|--------|-----|-----|------|---------|----------|----------|----|----------|
|          |         |     |        |     |   |        |        |     |     |      |         |          |          |    |          |
|          |         |     |        |     |   |        |        |     |     |      |         |          |          |    |          |
|          |         |     |        |     |   |        |        |     |     |      |         |          |          |    |          |
|          |         |     |        |     |   |        |        |     |     |      |         |          |          |    |          |
|----------|---------|-----|--------|-----|---|--------|--------|-----|-----|------|---------|----------|----------|----|----------|
|          |         |     |        |     |   |        |        |     |     |      |         |          |          |    |          |
|          |         |     |        |     |   |        |        |     |     |      |         |          |          |    |          |
|          |         |     |        |     |   |        |        |     |     |      |         |          |          |    |          |
|          |         |     |        |     |   |        |        |     |     |      |         |          |          |    |          |
|----------|---------|-----|--------| ----|---|--------|--------|-----|-----|------|---------|----------|----------|----|----------|
|          |         |     |        |     |   |        |        |     |     |      |         |          |          |    |          |
|          |         |     |        |     |   |        |        |     |     |      |         |          |          |    |          |
|          |         |     |        |     |   |        |        |     |     |      |         |          |          |    |          |
|          |         |     |        |     |   |        |        |     |     |      |         |          |          |    |          |
|----------|---------|-----|--------|-----|---|--------|--------|-----|-----|------|---------|----------|----------|----|----------|
|          |         |     |        |     |   |        |        |     |     |      |         |          |          |    |          |
|          |         |     |        |     |   |        |        |     |     |      |         |          |          |    |          |
|          |         |     |        |     |   |        |        |     |     |      |         |          |          |    |          |
|          |         |     |        |     |   |        |        |     |     |      |         |          |          |    |          |
|----------|---------|-----|--------|-----|---|--------|--------|-----|-----|------|---------|----------|----------|----|----------|

Explanation of Responses:


(1) The option vests in three equal annual installments beginning on February 24, 2004.




                                      /s/ Stanley W. Silverman        02/26/03
                                     ------------------------------- ----------
                                     **Signature of Reporting Person   Date

**Intentional misstatements or omissions of facts constitute Federal Criminal
  Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.
                                                                   SEC1474(9-02)
                                                                     PAGE 2